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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT ENGINEERS

        Williamson Petroleum Consultants, Inc. (Williamson) hereby consents to the incorporation, by reference, of references to Williamson and our review entitled "Review of Oil and Gas Reserves and Associated Net Revenues to the Interests of HS Resources, Inc. in Certain Major-Value Properties in the Rocky Mountain/Gulf Coast Property Group as Prepared by HS Resources, Inc., Effective December 31, 1996, Constant Pricing Economics, Williamson Project 6.8461" in the HS Resources, Inc. Registration Statement on Form S-3 to be filed on September 26, 1997 with the Securities and Exchange Commission.




                                     /s/ Williamson Petroleum Consultants, Inc.

                                     WILLIAMSON PETROLEUM CONSULTANTS, INC.

Houston, Texas
September 26, 1997